Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the inclusion in the Current Report on Form 8-K/A (File No. 000-14549) and the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-111071) and Form S-8 (File Nos. 333-37995, 333-110013, 333-112127, 333-189113 and 333-189767) of First US Bancshares, Inc. of our report dated March 31, 2018, with respect to our audits of the financial statements of The Peoples Bank as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, which is included in this Current Report on Form 8-K/A.

/s/ Pugh & Company, P.C.

Knoxville, Tennessee

November 2, 2018